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Exhibit 99.1

PALA INVESTMENTS CLOSES ADDITIONAL $2.5 MILLION INVESTMENT IN RCAI

SAN CLEMENTE, California, April 2, 2008 -- Reclamation Consulting and Applications, Inc. (RCAI) (OTCBB: RCAA), a world leader in productivity-enhancing, environmentally-friendly anti-stick release agents and lubricants to the mining sector, announced today that it has secured an additional $2.5 million in financing from Pala Investments Holdings Limited
(Pala), taking Pala's total investment in RCAI to $5.5 million. In addition, subject to RCAI meeting certain conditions, Pala will invest an additional $2.0 million in RCAI on or before the end of 2008, which would bring the total financing provided by Pala to $7.5 million. Pala is a Jersey-based investment company focused exclusively on the mining and natural resources sectors with over $1 billion dollars under management.

RCAI will use the additional investment from Pala to repay existing secured convertible debentures and to provide ongoing liquidity as it continues to develop the significant market for its patented Alderox(R) line of release agents.

Mike Davies, CEO of the RCAI said, "The increase in Pala's investment gives RCAI the ability to focus on increasing our sales of Alderox(R) to the global mining industry and provides us with the security to enter this period of high-growth with confidence. The ongoing support we have received from Pala symbolizes the strong partnership that has developed between the companies and that we believe puts us in a strong position for the future."

Pala's additional $2.5 million investment amends the terms of agreements entered into by Pala and RCAI on December 12, 2007. Under the amended terms, Pala's investment is structured as a three-year convertible debenture in three tranches, allowing Pala to convert their investment into RCAI's common stock at $0.14 for the first tranche and $0.07 for the second and third tranches. Pala has also received three-year warrants for up to 5.5 million additional shares under the terms of the first two investment tranches totaling $5.5 million, with an additional 2 million warrants due following the investment of the third tranche of $2 million, all at an exercise price of $0.21 per share.

RCAI announced that, with the funds received from Pala, it has prepaid $1.2 million of principal and interest on three secured convertible debentures which would have fallen due November 2008.

Full details of the investment are disclosed within the RCAI's 8-K report filed with the SEC on 2 April 2008, and available at the SEC's website www.sec.gov.

ABOUT RCAI
Headquartered in San Clemente, CA with offices in Colorado, Utah, Connecticut and Mississippi, RCAI manufactures and globally markets its Alderox(R) line of release agents and lubricants to heavy industry. The Company's patented Alderox(R) formulations, which are 100% environmentally-friendly, biodegradable, non-hazardous and non-toxic, are used to reduce or eliminate the massive problems associated with the build-up of materials in asphalt and mining haul truck beds, on mining and asphalt handling equipment and on concrete forms and molds.



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ABOUT PALA
Pala Investments Holdings Limited, based in Jersey, Chanel Islands, is a US$1 billion multi-strategy investment company with a particular focus on mining and natural resource companies in both developed and emerging markets. Pala Investments' exclusive investment advisor, Pala Investments AG, is a Switzerland-based team with extensive experience within the mining and natural resource sectors. Pala Investments AG also advises Pala Assets Holdings Limited, a US$700 million alternative investment company focused primarily on earlier-stage natural resource companies in emerging markets. Both Pala Investments and Pala Assets seek to assist companies in which they have long-term shareholdings by providing strategic advice and innovative financing solutions.

RCAI's website is located at www.alderoxasa.com

Contact:
Mike Davies, CEO, RCAI, Tel. 949-542-7440

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.